Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2019, in the Registration Statement (Form S-4) and related Prospectus of APX Group Holdings, Inc. for the registration of $225 million of 8.50% Senior Secured Notes due 2024.

/s/ Ernst & Young LLP

Salt Lake City, UT

June 13, 2019